CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 33-80992, 33-94790, 33-41027, 33-80988, 333-13387,
333-13357,  333-13359,  333-34671) and Form S-3 (File Nos.  33-86930,  33-90392,
33-96620, 33-97490 and 333-15519) of PMC-Sierra, Inc. (formerly Sierra Semiconductor Corporation) of our report, dated February 20, 1998, except for
Note 15 as to which the date is April 15, 1998, on our audit of the financial statements of Integrated Telecom Technology, Inc. as of December 31, 1996 and 1997 and for the years then ended, which report is included in this current report on Form 8-K for PMC-Sierra, Inc.


                                        /s/ Coopers & Lybrand, L.L.P.

Washington, D.C.
June 2, 1998